Exhibit 99.1

MEDICSIGHT, INC.

AUDIT COMMITTEE CHARTER
(AS APPROVED BY THE BOARD OF DIRECTORS ON NOVEMBER 23, 2004)

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Medicsight, Inc (the “Company”). The Audit Committee of the Board (the “Committee”) shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Membership; Organization

The membership of the Committee shall consist of three or more directors as determined by the Board, each of whom shall be free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment. Each Committee member shall also meet the independence requirements for serving on audit committees as set forth in the listing standards of the American Exchange (“AmEx”). In addition, each Committee member shall meet the requirements for “financial literacy” and at least one member shall have “accounting or related financial management expertise”, as such terms are defined in the applicable listing standards of the AmEx.

Members of the Committee shall be appointed by the Board. The Board may remove members of the Committee with or without cause at any time. Unless a chairman of the Committee is appointed by the Board, the members of the Committee shall elect a chairman of the Committee by majority vote of the full Committee membership. The chairman shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the Chief Executive Officer, Chief Financial Officer, the lead independent audit partner, and the director of internal audit.

The Committee shall meet at least four times annually or more frequently as circumstances dictate. A majority of the members shall constitute a quorum. If a quorum is present, a majority of the members present shall decide any question brought before the Committee. The chairman of the Committee may call a meeting of the Committee upon due notice to each other member at least twenty-four hours prior to the meeting and any member of the Committee may do so upon due notice at least forty-eight hours prior to the meeting.

The Committee shall maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel, and outside professionals. The Committee may retain such independent counsel and other advisors as it determines are necessary to carry out its duties. The Company shall provide such funding as the Committee determines is appropriate in connection with the retention of such advisors and the compensation of any independent auditor for audit, review or attest services, as well as for the ordinary administrative expenses of the Committee in carrying out its duties. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the auditors to the Company.

Responsibilities

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Each such firm shall report directly to the Committee. The Committee shall also be responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Committee members. The Committee’s job is one of oversight. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

Retaining the independent auditors to audit the annual financial statements of the Company (subject to shareholder ratification, if applicable) and review the quarterly financial statements of the Company. Although the Committee has the sole authority to appoint the independent auditor, the Committee will continue the longstanding practice of recommending that the Board ask the Company’s stockholders at their annual meeting to approve the Committee’s selection of independent auditor.

Evaluating the performance of the independent auditors, determining the compensation of the independent auditors and, where appropriate, recommending the replacement of such auditors.

Either (i) approving, in advance, the engagement of the independent auditors to perform any audit or permissible non-audit service or (ii) establishing pre-approval policies and procedures for such services in accordance with Rule 2-01(c)(7) of Regulation S-X. The Committee shall not approve the engagement of the independent auditors to render any of the non-audit services which are prohibited by Rule 2-01(c)(4) of Regulation S-X.

Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and shall consider whether the independent auditors’ provision of permissible non-audit services to the Company, if any, is compatible with the auditors’ independence. The Committee shall take appropriate actions to satisfy itself as to the auditors’ independence.

Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, and consideration of the quality of the Company’s accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company’s financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders, if distributed prior to the filing of the Form 10-K).

Obtaining from the independent auditors timely (in accordance with Rule 2-07 of Regulation S-X) reports regarding critical accounting policies and procedures to be used in an audit, all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management (including the ramifications of the use of the alternative disclosures and treatments and the treatment preferred by the independent auditors), and other material written communications between the independent auditors and management (such as any management letters provided by the auditors and any Company response to such letters and any schedules of unadjusted differences).

Preparing annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing audit reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

Providing oversight of the Company’s auditing, accounting and financial reporting principles, policies, controls, procedures and practices, and reviewing significant changes to the foregoing as suggested by the independent auditors, internal auditors or management.

Reviewing with management and the independent auditors the interim financial information prior to the Company’s filing of each Form 10-Q; this review shall be done by the Committee as a whole or through the Committee chairman.

Annually obtaining from the independent auditors a formal written statement of the fees billed for audit services, audit-related services, tax services and all other services rendered by the independent auditors for the most recent fiscal year, as well as the nature of the services comprising the fees disclosed under each category other than audit fees, the percentage of hours expended on the audit engagement that were attributed to persons other than the auditors’ full-time, permanent employees (if greater than 50%) and the percentage of services under each category (other than audit fees) that were approved by the Committee after the provision of services under the “de minimis” safe harbor of Rule 2-01(c)(7) of Regulation S-X.

Reviewing and approving all “related party” transactions which would be required to be disclosed under Item 404 of Regulation S-K.

Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal audit controls and procedures and the internal audit function’s organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to internal audit activities, including review of significant reports prepared by the internal auditors, and management’s response.

Reviewing any disagreements between management and the independent auditor in connection with the preparation of the financial statements. The Committee shall resolve any disagreements between management and the independent auditor regarding financial reporting. The Committee shall review any significant difficulties reported by the independent auditor in conducting the audit, including any restrictions on the scope of work or access to required information.

Discussing with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, and any material reports or inquiries from regulatory or governmental agencies.

Evaluating the rotation of the independent auditor as well as the rotation of the lead audit and reviewing partners at the independent auditor. The Committee shall confirm, in consultation with the independent auditor, that the lead audit and reviewing partners assigned by the independent auditor have been rotated in compliance with Rule 2-01(c)(6) of Regulation S-X.

Establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting or auditing matters.

Establishing and maintaining procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interests or adherence to standards of business conduct as required in the Company’s policies, including the Company’s Code of Ethics for the Chief Executive Officer and senior financial officers and any other code of business conduct that may be in effect from time to time the Company’s Code of Business Conduct and Ethics. The Committee shall review and assess the adequacy of all such codes from time to time.

Reviewing and recommending appropriate insurance coverage for directors and officers.

•       Reporting its activities to the full Board and making such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.